Exhibit A

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13D

Each of the undersigned hereby acknowledges and agrees, pursuant to the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of the undersigned.

Date: June 8, 2007

MADISON DEARBORN PARTNERS, LLC

By:	/s/ Mark B. Tresnowski
Name:	Mark B. Tresnowski
Its:	Managing Director and General Counsel

VH HOLDINGS, INC.

By:	/s/ Benjamin D. Chereskin
Name:	Benjamin D. Chereskin
Its:	President and Assistant Secretary

VH MERGERSUB, INC.

By:	/s/ Benjamin D. Chereskin
Name:	Benjamin D. Chereskin
Its:	President and Assistant Secretary